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                                                                      EXHIBIT 11

                             LDM Technologies, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                      (thousands of dollars, except ratios)



                                                                1996        1997       1998        1999        2000
                                                                ----        ----       ----        ----        ----
Earnings available for fixed charges:

Income from continuing operations before income
taxes, minority interest and extraordinary item                $5,109     $  5,008    $ (7,884)  $  2,044    $  1,592

Interest, including amortization of debt issuance cost          4,060       11,388      19,999     21,067      19,955

Less, interest capitalized during the year                       (780)        (312)       (185)      (706)       (351)

Amortization of capitalized interest                               16           84         103        174         209

Portion of operating lease rentals deemed to be interest          600          701       2,122      2,210       1,766
                                                               ------     --------    --------   --------    --------

Total earnings available for fixed charges:                    $9,005     $ 16,869    $ 14,155   $ 24,789    $ 23,171
                                                               ======     ========    ========   ========    ========
Fixed charges:

Interest, including amortization of debt issuance cost         $4,060     $ 11,388    $ 19,999  $  21,067    $ 19,955

Portion of operating lease rentals deemed to be interest          600          701       2,122      2,210       1,766
                                                               ------     --------    --------   --------    --------

Total fixed charges                                            $4,660     $ 12,089    $ 22,121  $  23,277    $ 21,721
                                                               ======     ========    ========   ========    ========

Ratio of earnings to fixed charges                                1.9          1.4          .6        1.1         1.1
                                                               ======     ========    ========   ========    ========

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